Abdi Sheikh-Ali, CPA, PLLC

450 Century Parkway, Suite 250Tel. (972) 217-4646

Allen, Texas 75013Fax. (972) 217-4645

www.abdisheikh.comcpa@abdisheikh.com

CONSENT OF INDEPENDENT AUDITOR

We consent to the inclusion in this Amendment No. 1 on Form 1-K/A to the Annual Report on Form 1-K of Robert Ventures Holdings LLC for the fiscal year ended December 31, 2025 of our report dated October 9, 2026, except as to the matters described in the final section of Note 12, as to which the date is October 13, 2026, relating to the consolidated financial statements of Robert Ventures Holdings LLC as of December 31, 2025 and 2024 and for the years then ended, as restated.

Our report contains an emphasis-of-matter paragraph relating to the restatement of those consolidated financial statements, as described in Note 9, and an emphasis-of-matter paragraph relating to substantial doubt about the Company’s ability to continue as a going concern, as described in Note 8.

Abdi Sheikh-Ali, CPA, PLLC Allen, Texas

October 15, 2026